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                                                                    EXHIBIT 99.3

YAZICI LAW OFFICES

                                                           Piyade Sokak No.18/10
                                                            Cankaya 06540 Ankara
                                                        Phone : 90 b312 442 5083
                                                     Facsimile : 90 312 440 0630
                                             e-mail: myazici@yazici-hukuk.com.tr


November 30, 2001

Madison Oil Company
9400 North Central Expressway, Suite 1209
Dallas, Texas 75231

Re:      Registration Statement on Form S-4 333-72314

We, the members of Ankara Bar Association acting as the special Turkish counsel to Madison Oil Company ("Madison") hereby declare that we have reviewed the section of Amendment No. 3 of Form S-4 ("Amendment No. 3") of Toreador Resources Corporation entitled "Information About Madison" as it relates to Madison's operations in Turkey. In this regard, Madison currently has permits covering the Zeynel field (the "Zeynel Permit"), the Cendere Field (the "Cendere Permit"), the Thrace Basin (the "Thrace Permits") and the Calgan exploration permit (the "Central and SE Exploration Permits"), the actual permits having been reviewed by us.

The disclosure under "Information About Madison" in Amendment No. 3 concerning the Zeynel Permit, the Cendere Permit, the Thrace Permits and the Central and SE Exploration Permits (other than reserve, well, acreage and drilling information relating thereto) contains a description of all material terms of these permits and is complete and accurate in all material respects as such information relates to such permits.

The Turkish Petroleum Law dated March 7, 1954 no. 6326 as amended ("Petroleum Law") stipulates the rights and obligations of the petroleum right holders who holds either exploration licenses or exploitation leases to explore, develop and produce hydrocarbons. Madison, with two different legal entities acting as the petroleum right holder in Turkey both performs exploration and production activities. The exploration licenses granted for such purpose will have the exclusive right to convert such license into an exploitation lease in case of an oil discovery. The exploration License terms are four years with the condition to be extended for two years twice provided that drilling obligations stipulated in the Petroleum Law is satisfied.

The Exploitation Leases are granted for a period of twenty years. If an exploration license is extended for development under the Petroleum Law after a discovery on the exploration license, the term of such extension is credited as a part of the exploitation lease.

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Upon application by a petroleum right holder holding an exploitation lease, who has complied fully with his obligations, the lease may be renewed twice by the decision of the council of ministers for a additional term not exceeding ten years each time if found in appropriate with the national interest, technical and economical terms and so proposed by the general directorate of the petroleum affairs ("GDPA").

We are in the opinion that the petroleum right holders continuing the production of economical quantities of petroleum and applying the good oil field practice during the conduct of the petroleum operations in Turkey will automatically be granted with the extension of the lease term at the end of the initial twenty years.

The exploitation lease may be revoked in case the petroleum right holder fails to produce petroleum therefrom in economical quantities within the first year, upon the ninety days notification from GDPA or in case the petroleum produced in economical quantities during the first year from the lease ceased thereafter, is not resumed following the ninety days notification from GDPA. However no notice shall be given before the expiration of three months from the cessation of production or before the expiration of one year from the cessation of production if exploratory or development drillings on the lease area being carried out with due diligence.

Any dispute arising from GDPA's or the council of ministers decision will be settled through the high administrative court of Council of State.

We hereby also consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 (No. 333-72314) relating to the merger of a wholly-owned subsidiary of Toreador Resources Corporation with and into Madison Oil Company and to the references to our firm name in such Registration Statement in the Information About Madison, and the Legal Matters sections and any summaries of our opinion contained in any such sections.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ MURAT YAZICI
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Murat Yazici
Senior Partner
Yazici Law Offices